Exhibit 99.2

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD SEEK THEIR OWN FINANCIAL ADVICE, INCLUDING AS TO ANY TAX CONSEQUENCES, IMMEDIATELY FROM THEIR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL OR LEGAL ADVISER.

INTERPIPE LIMITED

(the “Issuer”)
(registered in Cyprus)

NOTICE

to holders of the outstanding

U.S.$200,000,000 10.25 per cent. Notes due 2017
(ISIN: XS0310283709; Common Code: 031028370)
(the “Existing Notes”)

secured on a loan made to,
and repayable on a joint and several basis by,
PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT” (as legal successor to OJSC Interpipe Nizhnedneprovsky Tube Rolling Plant),
“INTERPIPE NIKO TUBE” LLC (as legal successor to CJSC Interpipe Nikopolsky Seamless Tubes Plant Niko Tube), and LLC “INTERPIPE UKRAINE”
(each established and registered under the laws of Ukraine)
(the “Existing Guarantors”)

NOTICE IS HEREBY GIVEN to the beneficial holders of the Existing Notes (the “Beneficial Holders”) of the following resolution which is proposed by the Issuer as an Extraordinary Resolution to be passed by way of Written Resolution (as defined in the Existing Trust Deed (defined below)) in accordance with the provisions of Schedule 4 to the Existing Trust Deed constituting the Existing Notes and made between, inter alia, the Issuer and Madison Pacific Trust Limited as trustee for the Noteholders (the “Trustee”).

Unless the context otherwise requires, capitalised terms used but not defined in this Notice have the meanings given to them in the Existing Trust Deed, the Consent Solicitation Memorandum (as defined below) or the terms and conditions of the Existing Notes (the “Conditions”).

EXTRAORDINARY RESOLUTION

“THAT, by way of Written Resolution (as defined in the Existing Trust Deed), the beneficial holders (together, the “Beneficial Holders”) of the U.S.$200,000,000 10.25 per cent. Notes due 2017 issued on 2 August 2007 (the “Existing Notes”) of Interpipe Limited (the “Issuer”), secured on a loan made to, and repayable on a joint and several basis by, PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT” (as legal successor to OJSC Interpipe Nizhnedneprovsky Tube Rolling Plant), “Interpipe Niko Tube” LLC (as legal successor to CJSC Interpipe Nikopolsky Seamless Tubes Plant Niko Tube), and LLC “Interpipe Ukraine”

(collectively, the “Existing Guarantors”), constituted by a trust deed dated 7 December 2011 amending the trust deed entered into on 2 August 2007, as supplemented by the first supplemental trust deed and the two sureties deeds, all dated 3 April 2019 (together, the “Existing Trust Deed”) between the Issuer, the Existing Guarantors and Madison Pacific Trust Limited (the “Trustee”) HEREBY:

1                     sanction, approve and assent to the modification of Condition 6 of the Conditions of the Existing Notes as set out in Schedule 5 to the Existing Trust Deed (the “Conditions”) as follows, with effect on and from the date of the Second Supplemental Trust Deed and the Sureties Deeds (each as defined below):

(i)                 the deletion of the existing Condition 6.1 (Final Redemption); and

(ii)              the insertion of the following as a new Condition 6.1:

“6.1 Final Redemption and Mandatory Redemption on the Restructuring Effective Date

(a)                       Subject to Condition 6.1(b) below, all the Notes will be redeemed at their outstanding principal amount on 2 August 2017 or, if such a day is not a business day, the next succeeding business day, unless previously redeemed pursuant to this Condition 6 or Condition 14 (Enforcement).

(b)                       If the Restructuring Effective Date occurs in accordance with the terms of the Restructuring Agreement, the Notes will automatically be redeemed in whole and not in part on the Restructuring Effective Date, without the need for any further formality, by the issue and delivery on such date to the Noteholders of the Redemption Consideration. Issue and delivery of the Redemption Consideration as aforesaid shall satisfy all claims in respect of the Notes, and no amount shall be payable under this Condition 6.1(b) in respect of interest accrued to but excluding the Restructuring Effective Date.

For the purposes of this Condition 6.1:

“business day” means a day (other than a Saturday or Sunday) on which banks generally are open for business in New York City and London.

“Consent Solicitation Memorandum” means the consent solicitation memorandum dated 14 August 2019 issued by the Issuer to eligible holders of the Notes on or about the date thereof.

“New Notes Issuer” means Interpipe Holdings Plc.

“New Notes” means the U.S.$[•](2) 10.25 per cent. senior secured notes due 31 December 2024 to be issued by the New Notes Issuer on the Restructuring Effective Date, having the terms and conditions set out in Appendix 3 to the Consent Solicitation Memorandum.

“Performance Securities” means the Tranche A Guaranteed Performance Securities to be issued by Interpipe Investments Plc on the Restructuring Effective Date, guaranteed by Interpipe Holdings Plc, and having the terms and conditions set out in Appendix 2 to the Consent Solicitation Memorandum.

“Redemption Consideration” means:

(i)                                  New Notes in a principal amount (rounded down to the nearest U.S.$1.00) equal to U.S.$410.53 for each U.S.$1,000 in principal amount of the Notes held on the Record Date; and

(2)         To be completed with the aggregate principal amount of New Notes to be issued on the Restructuring Effective Date, determined in accordance with the provisions of the Restructuring Agreement.

(ii)                               Performance Securities in a number of units (rounded down to the nearest whole unit) equal to 0.01 units for each U.S.$1,000 in principal amount of the New Notes to be issued to each such Noteholder.

“Record Date” means 12 September 2019.

“Restructuring Agreement” means the agreement dated [•](3) 2019 between, among others, the Issuer and the guarantors and financial institutions listed therein providing for the implementation of the Restructuring.

“Restructuring Effective Date” has the meaning given to it in the Restructuring Agreement.”;

2                     sanction, approve and assent to the substitution of the issuer of the Existing Notes from Interpipe Limited to Interpipe Holdings Plc as the substituted issuer (the “Substituted Issuer”), with effect on and from the Substitution Time (as defined in the Second Supplemental Trust Deed), and for so long as the Existing Notes remain outstanding thereafter, all as more particularly set out in the Second Supplemental Trust Deed;

3                     acknowledge and agree that, notwithstanding any other provision of the Conditions, the issue of the New Notes and the Performance Securities shall not amount to a breach of any of the terms and conditions of the Existing Notes as set out in the Conditions or an Event of Default (as defined in the Conditions);

4                     approve the Consent Solicitation to which this Extraordinary Resolution relates as described in the Consent Solicitation Memorandum, and its implementation on and subject to the conditions set out in this Extraordinary Resolution;

5                     assent to, authorise, direct, request and empower:

(a)                       the execution by the relevant parties (in the case of the Existing Security Agents, at the direction of the Trustee) of:

(i)                           a restructuring agreement relating to the Restructuring to be entered into by, among others, the Issuer, the Guarantors and the Trustee in the form set out in Appendix 4 to the Consent Solicitation Memorandum but with the redactions referred to in that Appendix reversed, and with the Annexes thereto duly attached, in each case to the satisfaction of the Trustee and the other parties thereto (subject to any amendments thereto (if any) as may be agreed by the Trustee) (the “Restructuring Agreement”); and

(ii)                        (subject to the prior execution of the Restructuring Agreement by the parties thereto, as referred to in (i) above) a second supplemental trust deed relating to the Existing Notes to be entered into by the Issuer, the Substituted Issuer and the Trustee (the “Second Supplemental Trust Deed”); and

(iii)                     (subject to the prior execution of the Restructuring Agreement by the parties thereto, as referred to in (i) above) a sureties deed relating to the Existing Notes to be entered into by “INTERPIPE NIKO TUBE” LLC, LLC “INTERPIPE UKRAINE” and the Trustee, and a sureties deed relating to the Existing Notes to be entered into by PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT” and the Trustee (together, the “Sureties Deeds”); and

(b)                       the Trustee to execute such other documents, instruments, agreements and acts, and to take such other action as contemplated by the Restructuring Agreement, including, without limitation, effecting, instructing or consenting to the release and termination of the Existing Security Documents and the termination of the Existing Intercreditor Agreement;

(3)         To be completed with the date on which the Restructuring Agreement is signed, in accordance with the timetable in the Consent Solicitation Memorandum.

6                     assent to, authorise, direct, request and empower each of the Issuer, the Guarantors and the Trustee to execute and to do all such other deeds, instruments, acts and things as may be necessary, desirable or expedient to carry out and to give effect to this Extraordinary Resolution and the implementation of the amendments, modifications and releases referred to in this Extraordinary Resolution (including, in the case of the Trustee, to direct the Existing Security Agents to take any of the foregoing actions);

7                     sanction every abrogation, modification or compromise of, or arrangement in respect of, the rights of the Noteholders appertaining to the Existing Notes against the Issuer, the Existing Guarantors involved in or resulting from, or to be effected by, the redemption of the Existing Notes in consideration for the issue and delivery of the Redemption Consideration to Noteholders, the release of the Existing Guarantors from their obligations under the Existing Surety Agreement and the termination of the existing security provisions and intercreditor terms relating to the Existing Notes, in each case solely in accordance with the terms of the Restructuring Agreement, and the amendments, modifications and releases referred to therein, together with their implementation;

8                     discharge, hold harmless and exonerate the Issuer, the Existing Guarantors, the Guarantors, the Trustee, the Existing Security Agents, the Principal Paying Agent, the other agents party to the Existing Agency Agreement and the Tabulation Agent from all liability for which it or they may have become or may become liable under the Existing Trust Deed, the Existing Agency Agreement, the Existing Surety Agreement, the Existing Intercreditor Agreement, the Existing Security Documents or the Existing Notes in respect of any act or omission in connection with this Extraordinary Resolution or its implementation, the consents, amendments, modifications and releases referred to in this Extraordinary Resolution;

9                     acknowledge and agree that the implementation of this Extraordinary Resolution shall be in all respects conditional on (a) the approval of this Extraordinary Resolution by the Required Proportion, (b) the Issuer not having previously terminated the Consent Solicitation in accordance with the provisions for such termination set out in the Consent Solicitation Memorandum, (c) the execution of the Restructuring Agreement by the parties thereto; and (d) the execution of the Second Supplemental Trust Deed and Sureties Deeds as contemplated by the Restructuring Agreement; and

10              acknowledge that the following defined term, as used in this Extraordinary Resolution, shall have the meaning given below:

“Consent Solicitation Memorandum” means the Consent Solicitation Memorandum dated 14 August 2019 prepared by the Issuer and relating to the Existing Notes.

Unless the context otherwise requires, all terms used in this Extraordinary Resolution and defined in the Existing Trust Deed and/or the Consent Solicitation Memorandum are used herein as so defined.

This Extraordinary Resolution may be signed in any number of counterparts, all of which when taken together shall constitute one and the same instrument.

The Eligible Noteholders agree that the effective date of this Extraordinary Resolution is [•] 2019(4).

IN WITNESS WHEREOF, the undersigned have executed this Extraordinary Resolution by duly authorised officers.

Executed by BT Globenet Nominees Limited:

By:

(4)         To be completed with the date on which the Extraordinary Resolution is signed, in accordance with the timetable in the Consent Solicitation Memorandum.

By:                                                                                              ”

BACKGROUND

The Consent Solicitation Memorandum referred to above, a copy of which is available as indicated below, explains the background to and reasons for, gives full details of, and invites the Eligible Noteholders to approve, the Proposals by way of Written Resolution.

The Issuer has proposed the Extraordinary Resolution for the purpose of enabling Eligible Noteholders (as defined in paragraph 10 of the Extraordinary Resolution above) to consider and resolve, if they think fit, to pass the Extraordinary Resolution proposed in relation to the Existing Notes.

Noteholders are further given notice that the Issuer has invited Eligible Noteholders to consent to, among others, (the “Consent Solicitation”):

(a)                      approving amendments to the Existing Notes (pursuant to the Second Supplemental Trust Deed and Sureties Deeds) to provide for (1) their redemption in consideration for the issue and delivery of the Redemption Consideration and (2) the substitution of the Issuer of the Existing Notes, from Interpipe Limited to Interpipe Holdings Plc; and

(b)                      authorising the Trustee to enter into the Restructuring Agreement to permit the implementation of the Restructuring on the terms set out therein, and to enter into such documentation and take such action (or to direct the Existing Security Agent to do so, as applicable) as contemplated thereby (including, without limitation, effecting the release and termination of the Existing Security Documents and the termination of the Existing Intercreditor Agreement), in each case, on the terms and subject to the conditions set out in this Consent Solicitation Memorandum.

If you are not an Eligible Noteholder please contact the Tabulation Agent.

WRITTEN RESOLUTION

The provisions governing the passing of a resolution by way of Written Resolution are set out in Schedule 4 to the Existing Trust Deed, a copy of which is available for inspection by the Noteholders as referred to below.

An Eligible Noteholder who wishes to give consent to the Proposals must submit a Consent Instruction through the electronic communications systems of Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking S.A. (“Clearstream, Luxembourg” and, together with Euroclear, the “Clearing Systems” and each a “Clearing System”) (as the case may be) to the Tabulation Agent for the approval of the Extraordinary Resolution by the Consent Deadline.

In order for the resolution to be passed, Consent Instructions must be received by the Consent Deadline (and not subsequently revoked, in the limited circumstances in which such revocation is permitted) by or on behalf of Eligible Noteholders of not less than three quarters in principal amount of the Existing Notes outstanding.

The Issuer may extend the Consent Deadline at any time prior to the Consent Deadline. Notice in connection with any such extension will be made by the delivery of such notice to the Clearing Systems for communication to each person who is shown in the records of the Clearing Systems as a holder of the Existing Notes (also referred to as “Direct Participants” and each a “Direct Participant”). Such notice may also be made by the issue of a press release on the website of the Group.

REDEMPTION CONSIDERATION

Provided that the Extraordinary Resolution has been approved (by way of Written Resolution) by the Required Proportion, the Restructuring Agreement has been executed by the parties thereto, the Second Supplemental Trust Deed and the Sureties Deeds have been executed by the parties thereto as contemplated by the Restructuring Agreement and the relevant conditions precedent to the Restructuring as set out in the Restructuring Agreement have been satisfied or waived, the Issuer will procure the issue and delivery of the following consideration to each Noteholder holding the Existing Notes as of the Restructuring Effective Date, in consideration for the redemption in full of such Existing Notes:

(i)             New Notes in the principal amount (rounded down to the nearest U.S.$1.00) equal to U.S.$410.53 for each U.S.$1,000 of the principal amount of the Existing Notes held on the Restructuring Effective Date; and

(ii)          Performance Securities in the number of units (rounded down to the nearest whole unit) equal to 0.01 units for each U.S.$1,000 of the New Notes to be issued to each such Noteholder

(together, the “Redemption Consideration”).

For further description of the New Notes and the Performance Securities, please refer to “Summary of the Terms of the Redemption Consideration” and to the New Notes Terms and Conditions and the Performance Securities Terms and Conditions included in the Consent Solicitation Memorandum.

The Redemption Consideration will be issued and delivered immediately prior to, and as a condition precedent to, the occurrence of the Restructuring Effective Date (such that the Restructuring Effective Date will occur on the same date as such issue and delivery). Delivery will be made to the Clearing Systems for onward delivery to the securities accounts of the Noteholders in the relevant Clearing System.

The issue and delivery of the Redemption Consideration to the Clearing Systems will discharge the obligation of the Issuer and the Parent to all Noteholders in respect of the issue and delivery of the Redemption Consideration. Provided that the Redemption Consideration has been fully issued and delivered to the Clearing Systems on the Restructuring Effective Date, under no circumstances will any interest or other amount be payable to a Noteholder because of any delay in the onward delivery of the relevant Redemption Consideration from the relevant Clearing System or any other intermediary with respect to such Existing Notes of that Noteholder.

In addition, as a condition precedent to the issue and delivery of the Redemption Consideration as aforesaid, the Issuer or the Parent will pay (i) a Restructuring Fee to all Noteholders holding Existing Notes as of the Record Date and (ii) a Lock-up Fee to Locked-up Noteholders pursuant to the Lock-up Agreement (together with the Restructuring Fee, the “Fees”).

The Fees will be paid by the Issuer or the Parent, in immediately available funds, prior to and as a condition precedent to the occurrence of the Restructuring Effective Date. Payment of the Restructuring Fee will be made to Noteholders of record on the Record Date, and payment of the Lock-Up Fee will be made to the Locked-up Noteholders, in each case to their respective cash accounts in the relevant Clearing System. See the section of the Consent Solicitation Memorandum entitled “Procedures for Participating in the Consent Solicitation”.

GENERAL

Eligible Noteholders may obtain, from the date of this Notice, a copy of the Consent Solicitation Memorandum from the Tabulation Agent, the contact details for which are set out below. A Noteholder will be required to produce evidence satisfactory to the Tabulation Agent as to his or her status as an Eligible Noteholder and that he or she is a person to whom the Consent Solicitation is being made or to whom it is lawful to send the Consent Solicitation Memorandum and to make an invitation pursuant to the Consent Solicitation under applicable laws before being sent a copy of the Consent Solicitation Memorandum.

Copies of (i) the Existing Agency Agreement, the Existing Trust Deed, the Existing Surety Agreement, this Notice and the Consent Solicitation Memorandum; and (ii) the current draft of the Second Supplemental Trust Deed and the Sureties Deeds, the New Notes Contracts, the New Security Documents, the Performance Securities Documents and the Restructuring Agreement (redacted in respect of certain confidential information relating to the lenders party thereto) (each as defined in the Consent Solicitation Memorandum), are also available for inspection by Eligible Noteholders on and from the date of this Notice up to (and including) the Consent Deadline, at the specified offices of the Tabulation Agent during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted). Any revised version of any of the documents made available as described above and marked to indicate changes to the draft made available on the date of this Notice will supersede the previous draft of the relevant document and Eligible Noteholders will be deemed to have notice of any such changes. It shall not be possible to make any amendments to the terms of the Extraordinary Resolution.

The Trustee expresses no view as to the merits of the Proposals or the Extraordinary Resolution but the Trustee has authorised it to be stated that it has no objection to the Proposals and the Extraordinary Resolution being put to Noteholders for their consideration. The Trustee has not been involved in negotiating the Proposals or the Extraordinary Resolution and makes no representation that all relevant information has been disclosed to the Noteholders in or pursuant to the Consent Solicitation Memorandum and the Notice. Furthermore, the Trustee makes no assessment of the impact of the Proposals presented to Noteholders in the Consent Solicitation Memorandum on the interests of the Noteholders either as a class or as individuals and makes no recommendations on the Consent Solicitation or whether acceptance of, or consents to, these Proposals should be made or given. Accordingly, the Trustee recommends that Noteholders who are unsure of the impact of the Proposals and the Extraordinary Resolution should seek their own financial, legal and tax advice.

GOVERNING LAW

The Consent Solicitation, each Consent Instruction, the Notice and the approval and implementation of the Extraordinary Resolution, and any non-contractual obligations arising out of or in connection with any of them, shall be governed by and construed in accordance with English law. Each Noteholder irrevocably and unconditionally agrees for the benefit of the Issuer, the Tabulation Agent and the Trustee that, by submitting a Consent Instruction, the courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with each and any of the foregoing, including in relation to any non-contractual obligations arising out of or in connection with any of them, and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

All authority conferred or agreed to be conferred pursuant to a Consent Instruction and every obligation of the Noteholder hereunder shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Noteholder and shall not be affected by, and shall survive, the death or incapacity of such Noteholder.

This Notice is given by Interpipe Limited.

Noteholders should contact the following for further information:

Issuer:

Interpipe Limited

Attention:                                Directors and Secretary

Email:                                       officehraibi@m.interpipe.biz, info@fiduciana.net

The Tabulation Agent

Citibank, N.A., London Branch, Citigroup Centre, Canada Square London E14 5LB
(Attention: Exchange Team, Telephone: +44 20 7508 3867, Email: exchange.gats@citi.com).

Dated: 14 August 2019

THE ISSUER

Interpipe Limited
8 Mykinon Str.,
1065, Nicosia
Cyprus

TABULATION AGENT

Citibank, N.A., London Branch
Citigroup Centre
Canada Square
London
E14 5LB
Telephone: +44 20 7508 3867
Attention: Exchange Team
Email: exchange.gats@citi.com

TRUSTEE

Madison Pacific Trust Limited
1720, 17th Floor, Tower One
Admiralty Centre
18 Harcourt Road
Hong Kong

LEGAL ADVISERS TO THE ISSUER

To the Issuer as to English and United States law

Linklaters LLP
One Silk Street
London
EC2Y 8HQ
United Kingdom

Linklaters LLP
A37117034